As filed with the Securities and Exchange Commission on June 3, 2026

Registration No. 333-168771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FONAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	11-2464137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FONAR Corporation

110 Marcus Drive

Melville, New York 11747

(Address of principal executive offices, including zip code)

2010 STOCK BONUS PLAN

(Full title of the plan)

John P. Collins

General Counsel

FONAR Corporation

110 Marcus Drive

Melville, New York 11747

(Name and address of agent for service)

(631) 694-2929

(Telephone number, including area code, of agent for service)

Copy to:

Jon Venick

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

(212) 335-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by FONAR Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-168771, filed with the SEC on August 11, 2010, pertaining to the registration of 2,000,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) approved for issuance under the Registrant’s 2020 Stock Bonus Plan (the “2010 Plan”).

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the Registration Statement.

On June 3, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 23, 2025, by and among the Registrant, FONAR, LLC (“Parent”) and FONAR Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby removes from registration 450,177 shares of Common Stock that were registered pursuant to the Registration Statement for issuance under the 2010 Plan and remained unissued upon termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Melville, State of New York, on June 3, 2026.

FONAR CORPORATION

By:	/s/ Timothy Damadian
	Name:	Timothy Damadian
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy Damadian	Chief Executive Officer (Principal Executive Officer), Chairman of the Board of Directors, President and Treasurer	June 3, 2026
Timothy Damadian

/s/ Luciano Bonanni	Executive Vice President, Chief Operating Officer and Acting Principal Financial Officer	June 3, 2026
Luciano Bonanni

/s/ Ronald G. Lehman	Director	June 3, 2026
Ronald G. Lehman

/s/ Richard E. Turk	Director	June 3, 2026
Richard E. Turk

/s/ Jessica Maher	Director	June 3, 2026
Jessica Maher